Exhibit (h)(1)
Execution Copy
CONFORMING TRANSFER AGENCY
AND SERVICE AGREEMENT
          Conforming Transfer Agency and Service Agreement (“Conforming Agreement”) made as of this 23rd day of August, 2011 by and between GMO Series Trust, (the “Series Trust”), a business trust established under the laws of the Commonwealth of Massachusetts, and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Company)(“State Street”).
          WHEREAS, GMO Trust (the “Company”), Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street are party to the Transfer Agency and Service Agreement dated August 1, 1991, as amended, supplemented or otherwise modified from time to time (the “Agreement”) pursuant to which State Street agrees to provide certain services to the Company;
          WHEREAS, in connection with the creation of the Series Trust, the parties intend to apply the terms of the Agreement to the Series Trust without modifying the terms of the Agreement with respect to the Company;
          NOW, THEREFORE, in connection with the foregoing and in consideration of the mutual covenants herein set forth, the Series Trust and State Street agree as follows:
1.	The terms of the Agreement shall apply, mutatis mutandis, to the Series Trust as if it were the Company and to each series of the Series Trust as if it were a series of the Company, provided that all obligations of GMO in the Agreement shall be the obligations of the Series Trust.

2.	A list of the series of the Series Trust is set forth in Schedule A, which shall be amended from time to time in writing by mutual agreement of the Series Trust and State Street.

3.	For the avoidance of doubt, the Series Trust and State Street shall be liable to the other to the extent and under the circumstances described in the Agreement. Further, with respect to Section 14, references to the ‘Manager’ shall be replaced by the ‘Series Trust’; provided, however that the obligations of each series of the Series Trust are binding solely upon the assets and liability of the relevant series. Section 14.06 of the Agreement shall not apply with respect to the Series Trust.
[signature page immediately follows]

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     IN WITNESS WHEREOF; the parties hereto have caused this Conforming Agreement to be duly executed as of the day and year first written above.

GMO SERIES TRUST*

By:	/s/ JB Kittredge
Name:	JB Kittredge
Title:	President and Chief Executive Officer

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust of GMO Series Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers

Name:	Michael F. Rogers
Title:	Executive Vice President

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SCHEDULE A
LIST OF GMO SERIES TRUST FUNDS 1
GMO U.S. Core Equity Series Fund

[1]	As of August 23, 2011

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EXECUTION COPY
TRANSFER AGENCY AND SERVICE AGREEMENT
     AGREEMENT made as of this 1st day of August, 1991 by and among GMO TRUST, a business trust established under the laws of the Commonwealth of Massachusetts (the “Company”) on behalf of the GMO Core Fund, GMO SAF Core Fund, GMO Value Allocation Fund, GMO Growth Fund, GMO Short-Term Income Fund, GMO International Core Fund, GMO Japan Fund and any other series of the Trust currently existing or hereafter created, as shall be mutually agreed to by the parties hereto to be subject to this Agreement in accordance with Article 17 (each such series referred to herein as the “Fund” and collectively as the “Funds”), GRANTHAM, MAYO, VAN OTTERLOO & CO., a Massachusetts General Partnership, (the “Manager”) and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the “Bank”).
WITNESSETH:
     WHEREAS, the Company desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;
     WHEREAS, the Bank is duly registered as a transfer agent as provided in Section 17A(c) of the Securities Exchange Act of 1934, as amended;
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Company and the Bank agree as follows:
ARTICLE 1. Terms of Appointment; Duties of the Bank.
     1.01 Subject to the terms and conditions set forth in this Agreement, the Company hereby, employs and appoints the Bank to act as, and the Bank agrees to act as transfer agent for the Company’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Company (“Shareholders”) and set out in the currently effective prospectus and statement of additional information of the Company (the “Prospectus”), including without limitation any periodic investment plan or periodic withdrawal program.

     1.02 The Bank agrees that it will perform the following services:
          (a) In accordance with procedures established from time to time by agreement between the Company and the Bank, the Bank shall:
          (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Company appointed by the Trustees (the “Trustees”) of the Company (the “Custodian”);
          (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;
          (iii) Receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;
          (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;
          (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;
          (vi) Prepare and transmit payments for dividends and distributions declared by a Fund; and
          (vii) Create and maintain all necessary records including those specified in Article 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940 (the “1940 Act”), and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Company. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act.
          (viii) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Company, or any person retained by the Company. Upon reasonable notice by the Company, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Company, or any person retained by the Company;
          (ix) At the expense of the Company, the Bank shall maintain an adequate supply of blank share certificates for each Fund providing for the issuance of certificates to meet the Bank’s requirements therefor. Such share certificates shall be properly signed by facsimile. The Company agrees that, notwithstanding the death, resignation, or removal of any officer of the Company whose signature appears on such certificates, the Bank may continue to countersign certificates which bear such signatures until otherwise directed by the Company. Share certificates may be issued and accounted for entirely by the Bank and do not require any third party registrar or other endorsing party;
          (x) Issue replacement share certificates in lieu of certificates which have been lost, stolen or destroyed, without any further action by the Trustees or any officer of the Company, upon receipt by the Bank of properly executed affidavits and lost certificate bonds, in form satisfactory to the Bank, with the Company and the Bank as obligees under the bond. At the discretion of the Bank, and at its sole risk, the Bank may issue replacement certificates without requiring the affidavits and lost certificate bonds described above and the Bank agrees to indemnify the Company against any and all losses or claims which may arise by reason of the issuance of such new certificates in the place of the ones allegedly lost, stolen or destroyed;
          (xi) Record the issuance of Shares of the Company and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Company which are authorized, based upon data provided to it by the Company, and issued and outstanding. The Bank shall also provide the Company on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Company.

          (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in Schedule A hereto, if any, the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on all accounts, including non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmations forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, responding to Shareholder telephone calls and Shareholder correspondence, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Company to monitor the total number of Shares sold in each State. The Company shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from the blue sky reporting for each State and (ii) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for a Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by such Fund(s) and the reporting of such transactions to the Fund(s) as provided above.
          (c) Additionally, the Bank shall:
          (i) Utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund(s) of such transactions so identified on a daily and cumulative basis.
          (ii) If upon any day the cumulative net effect of such transactions upon the Fund(s) is negative and exceed a dollar amount equivalent to 1/2 of 1 cent per share due to an error of the Bank, the Bank shall promptly make a payment to the Fund(s) in cash or through the use of a credit, in the manner described in paragraph (iv) below, in such amount as may be necessary to reduce the negative cumulative net effect to less than 1/2 of 1 cent per share.
          (iii) If on the last business day of any month the cumulative net effect upon the Fund(s) (adjusted by the amount of all prior payments and credits by the Bank and the Fund(s)) is negative, the Fund(s) shall be entitled to a reduction in the fee next payable under the Agreement by an equivalent amount, except as provided in paragraph (iv) below. If on the last business day in any month the cumulative net effect upon the Fund(s) (adjusted by the amount of all prior payments and credits by the Bank and the Fund(s)) is positive, the Bank shall be entitled to recover certain past payments and reductions in fees, and to credit against all future payments and fee reductions that may be required under the Agreement as herein described in paragraph (iv) below.
          (iv) At the end of each month, any positive cumulative net effect upon the Fund(s) shall be deemed to be a credit to the Bank which shall first be applied to permit the Bank to recover any prior cash payments and fee reductions made by it to the Fund(s) under paragraphs (ii) and (iii) above during the calendar year, by increasing the amount of the monthly fee under the Agreement next payable in an amount equal to prior payments and fee reductions made by the Bank during such calendar year, but not exceeding the sum of that month’s credit and credits arising in prior months during such calendar year to the extent such prior credits have not previously been utilized as contemplated by this paragraph. Any portion of a credit to the Bank not so used by it shall remain as a credit to be used as payment against the amount of any future negative cumulative net effects that would otherwise require a cash payment or fee reduction to be made to the Fund(s) pursuant to paragraphs (ii) or (iii) above (regardless of whether or not the credit or any portion thereof arose in the same calendar year as that in which the negative cumulative net effects or any portion thereof arose).
          (v) The Bank shall supply to the Fund(s) from time to time, as mutually agreed upon, reports summarizing the transactions identified pursuant to paragraph (i) above, and the daily and cumulative net effects of such transactions, and shall advise the Fund(s) at the end of each month of the net cumulative effect at such time. The

Bank shall promptly advise the Fund(s) if at any time the cumulative net effects exceeds a dollar amount equivalent to 1/2 of 1 cent per share.
          (vi) In the event that this Agreement is terminated for whatever cause, or this provision 1.02(c) is terminated pursuant to paragraph (vii) below, the Fund shall promptly pay to the Bank an amount in cash equal to the amount by which the cumulative net effect upon the Fund(s) is positive or, if the cumulative net effect upon the Fund(s) is negative, the Bank shall promptly pay to the Fund(s) an amount in cash equal to the amount of such cumulative net effect.
          (vii) This provision 1.02(c) of the Agreement may be terminated by the Bank at any time without cause, effective as of the close of business on the date written notice (which may be by telex) is received by the Fund(s).
ARTICLE 2. Sale of Company Shares.
     2.01 Whenever the Company shall sell or cause to be sold any Shares of a Fund, the Company shall deliver or cause to be delivered to the Bank a document duly specifying: (i) the name of the Fund whose Shares were sold; (ii) the number of Shares sold, trade date, and price; (iii) the amount of money to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Fund; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.
     2.02 The Bank will, upon receipt by it of a check or other payment identified by it as an investment in Shares of one of the Funds and drawn or endorsed to the Bank as agent for, or identified as being for the account of, one of the Funds, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment. The Bank will notify the Company, or its designee, and the Custodian of all purchases and related account adjustments.
     2.03 Under procedures as established by mutual agreement between the Company and the Bank, the Bank shall issue to the purchaser or his authorized agent such Shares, computed to the nearest three decimal points, as he is entitled to receive, based on the appropriate net asset value of the Funds Shares, determined in accordance with applicable Federal law or regulation. In issuing Shares to a purchaser or his authorized agent, the Bank shall be entitled to rely upon the latest directions, if any, previously received by the Bank from the purchaser or his authorized agent concerning the delivery of such Shares.
     2.04 The Bank shall not be required to issue any Shares of the Company where it has received a written instruction from the Company or written notification from any appropriate Federal or state authority that the sale of the Shares of the Fund(s) in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification, provided however that this provision shall not imply any duty or obligation on the part of the Bank to monitor federal or state laws with regard to the sale of Shares.
     2.05 Upon the issuance of any Shares of any Fund(s) in accordance with the foregoing provisions of this Section, the Bank shall not be responsible for the payment of any original issue or other taxes required to be paid by the Company in connection with such issuance.
     2.06 The Bank may establish such additional rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by transfer agents.
ARTICLE 3.
     3.01 Returned Checks. In the event that any check or other order for the transfer of money is returned unpaid for any reason, the Bank will take such steps as the Bank may, in its discretion, deem appropriate to protect the Company from financial loss or as the Company or its designee may instruct. Provided that the standard procedures, as agreed upon from time to time, between the Company and the Bank, regarding purchases and redemptions of Shares, are adhered to by the Bank, the Bank shall not be liable for any loss suffered by a Fund as a result of returned or unpaid purchase or redemption transactions. Legal or other expenses incurred to collect amounts owed to a Fund as a consequence of returned or unpaid purchase or redemption transactions shall be paid by the Manager or, if not so paid promptly, then by the relevant Fund.
ARTICLE 4.
     4.01 Redemptions. Shares of any Fund may be redeemed in accordance with the procedures set forth in the Prospectus and the Bank will duly process all redemption requests.

ARTICLE 5.
     5.01 Transfers and Exchanges. The Bank is authorized to review and process transfers of Shares of each Fund, exchanges between Funds on the records of the Funds maintained by the Bank, and exchanges between the Company and any other entity, in each case as may be permitted by the Prospectus. If Shares to be transferred are represented by outstanding certificates, the Bank will, upon surrender to it of the certificates in proper form for transfer, and upon cancellation thereof, countersign and issue new certificates for a like number of Shares and deliver the same. If the Shares to be transferred are not represented by outstanding certificates, the Bank will, upon an order therefor by or on behalf of the registered holder thereof in proper form, credit the same to the transferee on its books. If Shares are to be exchanged for Shares of another Fund, the Bank will process such exchange in the same manner as a redemption and sale of Shares, except that it may in its discretion waive requirements for information and documentation.
ARTICLE 6.
     6.01 Right to Seek Assurances. The Bank reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfer or redemptions which the Bank, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Company or of its own legal counsel protect it in not requiring certain documents in connection with the transfer or redemption of Shares of any Fund, and the Bank shall be entitled to indemnification in accordance with Article 14 hereof for any act done or omitted by it in reliance upon such laws or opinions of counsel of the Company or of its own counsel.
ARTICLE 7. Distributions.
     7.01 The Company will promptly notify the Bank of the declaration of any dividend or distribution. The Company shall furnish to the Bank a resolution of the Trustees of the Company certified by the Secretary: (i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on oral instructions or a Certificate specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined and the amount payable per share to Shareholders of record as of the date and the total amount payable to the Bank on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by a Fund, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per share to the Shareholders of record as of that date and the total amount payable to the Bank on the payment date.
     7.02 The Bank, on behalf of the Company, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of, Fund Shareholders, and maintain and safeguard all underlying records.
     7.03 The Bank will replace lost checks at its discretion and in conformity with regular business practices.
     7.04 The Bank will maintain all records necessary to reflect the crediting of dividends which are reinvested in Shares of the Company, including without limitation daily dividends.
     7.05 The Bank shall not be liable for any improper payments made in accordance with a resolution of the Trustees of the Company.
     7.06 If the Bank shall not receive from the Custodian sufficient cash to make payment to all Shareholders of the Company as of the record date, the Bank shall, upon notifying the Company, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Bank.
ARTICLE 8.
     8.01 Other Duties. In addition to the duties expressly provided for herein, the Bank shall perform such other duties and functions and shall be paid such amounts therefore as may from time to time be agreed in writing.

ARTICLE 9.
     9.01 Taxes. It is understood that the Bank shall file such appropriate information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Company and shall withhold such sums as are required to be withheld by applicable law.
ARTICLE 10. Books and Records.
     10.01 The Bank shall maintain records showing for each Shareholder’s account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Shares held; (iii) historical information regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder’s account; (iv) any stop or restraining order placed against a Shareholder’s account; (v) information with respect to withholdings; (vi) any capital gain or dividend reinvestment order, plan application, dividend address and correspondence relating to the current maintenance of a Shareholder’s account; (vii) certificate numbers and denominations for any Shareholders holding certificates; (viii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (ix) such other information and data as may be required by applicable law.
     10.02 Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Company at reasonable times. The Bank may, at its option at any time, and shall forthwith upon the Company’s demand, turn over to the Company and cease to retain in the Bank’s files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the six-year retention period, such periods and documents will either be turned over to the Company, or destroyed in accordance with the Company’s authorization.
     10.03 Procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Fund(s) and the Bank. The Bank shall have the right to utilize any shareholder accounting and recordkeeping systems which, in its opinion, qualifies to perform any services to be performed hereunder.

ARTICLE 11. Fees and Expenses.
     11.01 For performance by the Bank pursuant to this Agreement, the Manager agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 11.02 below may be changed from time to time subject to mutual written agreement between the Manager and the Bank.
     11.02 In addition to the fee paid under Section 11.01 above, the Manager agrees to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund(s) including, without limitation, any equipment or supplies specifically ordered by the Company or required to be purchased by the Company, will be reimbursed by the Manager.
     11.03 The Manager agrees to pay all fees and reimbursable expenses within five days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Manager at least seven (7) days prior to the mailing date of such materials.
     11.04 Notwithstanding the foregoing, to the extent the Manager is not obligated pursuant to an agreement with the Company to pay the fees and expenses of the Bank hereunder, the Company shall be responsible for such obligations of the Manager set forth in this Article 11.
ARTICLE 12. Representations and Warranties of the Bank.
     The Bank represents and warrants to the Company that:
     12.01 It is a banking association duly organized and existing and in good standing under the laws of the United States of America.
     12.02 It is empowered under applicable laws and by its charter and By-laws to enter into and perform this Agreement.
     12.03 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     12.04 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
ARTICLE 13. Representations and Warranties of the Company and the Manager.
     The Company represents and warrants to the Bank that:
     13.01 It is a business trust duly organized and existing and in good standing under the laws of the state of its organization as set forth in the preamble hereto.
     13.02 It is empowered under applicable laws and by its charter documents and By-Laws to enter into and perform this Agreement.
     13.03 All proceedings required by said charter documents and By-Laws have been taken to authorize it to enter into and perform this Agreement.
     13.04 It is an open-end, management investment company registered under the Investment Company Act of 1940.
     13.05 A registration statement on Form N-1A (including a prospectus and statement of additional information) under the Investment Company Act of 1940 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Company being offered for sale.
     13.06 When Shares are hereafter issued in accordance with the terms of the Prospectus, such Shares shall be validly issued, fully paid and nonassessable by the Company.
     The Manager represents and warrants to the Bank that:
     13.07 It is a Massachusetts general partnership, empowered under applicable laws and by its agreement of partnership to enter into and perform this Agreement.
     13.08 All proceedings required by said agreement have been taken to authorize it to enter into and perform this Agreement, and the partner executing this Agreement on behalf of the partnership has full authority to do so on behalf of the partnership.

ARTICLE 14. Indemnification.
     14.01 The Bank shall not be responsible for, and the Manager shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:
          (a) All actions taken or omitted to be taken by the Bank or its agent or subcontractors in good faith in reliance on, or, use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Fund(s), (ii) have been prepared and/or maintained by the Fund(s) or any other person or firm on behalf of the Fund(s), or (iii) were received by the Bank or its agents or subcontractors from a prior transfer agent.
          (b) Any action taken or omitted to be taken in good faith by the Bank in connection with its appointment hereunder, in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed.
          (c) The Funds’ refusal or failure to comply with the terms of this Agreement, or which arise out of the Funds’ lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund(s) hereunder.
          (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests, whether written or oral, of the Fund(s).
          (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.
          (f) Indemnification under this Agreement shall not apply to actions or omissions of the Bank or its directors, officers, employees, agents or subcontractors in cases of its own negligence, willful misconduct, bad faith, or reckless disregard of its duties or their own duties hereunder.

     14.02 The Bank shall indemnify and hold the Fund(s) harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributed to any action or failure, or omission to act by the Bank as a result of the Bank’s lack of good faith, negligence or willful misconduct.
     14.03 At any time the Bank may apply to any officer of the Company for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Manager for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund(s), reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund(s), and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund(s). The Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officer of the Company, and one proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.
     14.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.
     14.05 No party to this Agreement shall be liable to any other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.
     14.06 Notwithstanding anything herein to the contrary, in the event that the Bank is entitled to indemnification from the Manager pursuant to the terms hereof and the Bank is not promptly or fully indemnified, the Company agrees that the

Company shall indemnify the Bank in accordance with the provisions hereof, and all references to the Manager in this Article 14 shall be deemed to refer to the Company.
     14.07 In order that the indemnification provision contained in this Article 14 shall apply, however, it is understood that if in any case the Manager or the Company may be asked to indemnify or save the Bank harmless, the Manager and the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Bank will use all reasonable care to identify and notify the Manager and the Company promptly concerning any situation which presents or appears likely to present the probability of such claim for indemnification. The Manager or the Company, as the case may be, shall have the option to defend the Bank against any claim which may be the subject of this indemnification, and in the event that the Manager or the Company so elects it will so notify the Bank and thereupon the Manager or the Company as the case may be, shall take over the complete defense of the claim, and the Bank shall in such situations incur no further legal or other expenses in connection with such claim, provided however, if the defendants in any such action include both (i) the Manager or the Company and (ii) the Bank, and the Bank shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Manager or the Company, as the case may be, the Bank shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of the Bank with such cost to be borne by the party hereto ultimately liable with respect to such claim. The Bank shall in no case confess any claim or make any compromise in any case in which the Manager or the Company will be asked to indemnify the Bank except with the prior written consent of the Manager or the Company, as the case may be, which consent shall not be unreasonably withheld. The Manager or the Company, as the case may be, shall not settle any claim without the Bank’s prior written consent, provided however that the Bank shall not unreasonably withhold its consent.
ARTICLE 15. Covenants of the Company and the Bank.
     15.01 The Company shall promptly furnish to the Bank the following:
          (a) A certified copy of the resolution of the Trustees of the Company authorizing the appointment of the Bank and the execution and delivery of this Agreement.

          (b) A copy of the charter documents and By-Laws of the Company and all amendments thereto.
          (c) Copies of each vote of the Trustees designating authorized persons to give instructions to the Bank.
          (d) Certificates as to any change in any officer or Trustee of the Company.
          (e) If applicable, a specimen of the certificate of Shares of each Fund of the Company in the form approved by the Trustees, with a certificate of the Secretary of the Company as to such approval.
          (f) Specimens of all new certificates for Shares, accompanied by the Trustees’ resolutions approving such forms.
          (g) All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Company.
          (h) A list of Shareholders of the Fund(s) with the name, address and tax identification number of each Shareholder, and the number of Shares of the Fund(s) held by each, certificate numbers and denominations (if any certificates have been issued), lists of any account against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Fund(s).
          (i) An opinion of counsel for the Company with respect to the validity of the currently authorized Shares and the status of such Shares under the Securities Act of 1933, which may be copies of previously issued opinions, and an opinion of counsel for the Company with respect to newly authorized Shares with respect to the validity of such Shares and the status of such Shares under the Securities Act of 1933.
          (j) Copies of the Fund(s) registration statement on Form N-1A as currently in effect as of the date hereof and all post-effective amendments thereto filed subsequent to the date hereof.
          (k) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties.
     15.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.
     15.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Company and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Company on and in accordance with its request.
     15.04 The Bank and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.
     15.05 In case of any requests or demands for the inspection of the Shareholder records of the Company, the Bank will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as to such instruction. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.
ARTICLE 16. Term of Agreement.
     16.01 This Agreement shall become effective on the date hereof (the “Effective Date”) and shall continue in effect for twelve months from the Effective Date (the “Initial Term”) and from year to year thereafter with respect to each Fund, provided that subsequent to the Initial Term, this Agreement may be terminated by either the Company or the Bank at any time without payment of any penalty upon ninety (90) days written notice to the other. In the event such notice is given by the Company, it shall be accompanied by a resolution of the Trustees, certified by the Secretary, electing to terminate this Agreement and designating a successor transfer agent.
     16.02 Should the Company exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Manager, except as set forth in Article 11.04 hereof. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.
ARTICLE 17. Additional Funds.
     17.01 In the event that the Company establishes one or more series of Shares in addition to the initial series listed by name in the preamble to this Agreement with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.
ARTICLE 18. Assignment.
     18.01 Except as provided in Section 18.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties.
     18.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.
     18.03 The Bank, may without further consent on the part of the Company, subcontract for the performance of services to be provided hereunder to third parties, including any affiliate of the Bank, provided that the Bank shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by the Bank.
ARTICLE 19. Amendment.
     19.01 This Agreement may be amended or modified by a written agreement executed by each of the parties.
ARTICLE 20. Massachusetts Law to Apply.
     20.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.
ARTICLE 21. Merger of Agreement.
     21.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

GMO TRUST

	By:	/s/ R. Jeremy Grantham

ATTEST:

/s/ Esther Cash

GRANTHAM, MAYO, VAN OTTERLOO & CO.

	By:	/s/ David A. Salem

ATTEST:

/s/ Esther Cash

INVESTORS BANK & TRUST COMPANY

	By:	/s/ [signature]

ATTEST:

/s/ [signature]

[This page intentionally left blank.]

Grantham, Mayo, Van Otterloo & Co. LLC 40 Rowes Wharf ☐ Boston, MA 02110 T: (617) 330-7500 ☐ F: (617) 261-0134 ☐ www.gmo.com
June 1, 2010
State Street Bank and Trust Company
Attn: Transfer Agent
200 Clarendon Street
16th Floor
Boston, MA 02116
Re:     Fund of Funds Procedures
Ladies and Gentlemen:
     Pursuant to the Transfer Agency and Service Agreement, dated August 1, 1991, by and among GMO Trust (the “Trust”), on behalf of certain of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street Bank and Trust Company (as successor by merger to Investors Bank & Trust Co.), as amended (the “Agreement”), State Street Bank and Trust Company (“State Street”) serves as transfer agent, dividend disbursing agent and agent for certain other activities for the Trust. The purpose of this letter is to instruct State Street to follow the procedures set forth below (the “Procedures”) so that certain conditions set forth by the staff of the Securities and Exchange Commission in a line of “no action” letters2 may be met in connection with the investment by certain series of the Trust (each, a “Fund of Funds”) in shares issued by other series of the Trust (each, an “Underlying Fund”), and which shares are maintained in the name of the relevant Fund of Funds in the book-entry system of State Street pursuant to the Agreement.
Procedures
1. Upon ceasing to act as transfer agent for the Trust, State Street will deliver all shares of Underlying Funds owned by each Fund of Funds to the successor transfer agent, clearing agency, custodian, or safekeeper designated by the Trust.
2. In its capacity as transfer agent for each Underlying Fund, State Street will maintain a segregated account, that is, an account of record on State Street’s shareholder record keeping system, representing only shares held for each Fund of Funds.

[2]	See, e.g., Franklin Investors Securities Trust (pub. avail. September 24, 1992).

3. With respect to each Fund of Fund’s investments in shares of an Underlying Fund, State Street will send to the address of record for each Fund of Funds copies of all confirmations of any purchases, redemptions, or other transfers to or from the segregated account of the Fund of Funds.
4. Upon the reasonable request of GMO or the Trust, State Street will send to the Trust a copy of State Street’s most recent SAS 70 report (or equivalent assurance report) regarding State Street’s transfer agency system of internal accounting control and such other documentation on State Street’s system of internal accounting control as may be mutually agreed between State Street and GMO or the Trust.
5. Transaction orders submitted to State Street by GMO on behalf of any Fund of Funds in accordance with the Agreement and the following procedures will constitute valid, authorized, and appropriate instructions under the Agreement, upon which State Street may rely:
(a)	Each business day, GMO shall aggregate all orders received by GMO Shareholder Services (“SHS”) in “good order” in accordance with the relevant Fund of Funds’ prospectus.

(b)	A SHS representative previously identified by GMO to State Street in accordance with the Agreement as an “authorized person” of the Trust shall transmit an electronic file or fax containing all such orders.

(c)	Each business day, State Street shall confirm to GMO in writing receipt of the file containing the orders and that the file is readable and complete.
Notice
     A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.
* * * *
     The signature of a duly authorized officer of State Street at the end of this letter will constitute State Street’s acknowledgement that GMO provided the Procedures to State Street for State Street’s review and State Street’s willingness to treat the Procedures as mutually agreed upon procedures under the Agreement. These Procedures may be amended by the parties from time to time in a writing signed by both parties. The parties also agree that in the event any clause of the Agreement contradicts any provision of this letter, the provisions of the Agreement shall control.

     This letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,

GMO TRUST

By:	/s/ Jason Harrison

Name:	Jason Harrison
Title:	Clerk

GRANTHAM, MAYO
VAN OTTERLOO & Co. LLC

By:	/s/ JB Kittredge

Name:	JB Kittredge
Title:	General Counsel

The foregoing is hereby accepted and agreed to as of the date written below.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joshua Lovell

Name:	Joshua Lovell
Title:	Senior Vice President

Date:	6/9/2010
This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (GMO) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. GMO’s certificate of organization is on file with the Secretary of State of The Commonwealth of Massachusetts.